Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2010, relating to the financial statements of StanCorp Financial Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption, on January 1, 2007, of new accounting guidance) and the effectiveness of StanCorp Financial Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of StanCorp Financial Group, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Portland, Oregon

June 2, 2010